Exhibit 10.31

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

AMENDMENT THREE TO

COMMERCIAL SUPPLY AGREEMENT

This Amendment Three (“Amendment 3”) to the Commercial Supply Agreement dated June 27, 2016, as amended by Amendment 1, dated February 16, 2008 and, Amendment 2, dated March 27, 2020 (collectively the “Agreement”) is made as of this 11th day of December, 2020 (“Amendment 3 Effective Date”), by and between Kala Pharmaceuticals, Inc. having a place a business at 490 Arsenal Way, Suite 120

Watertown, MA 02472 (“Client”) and Catalent Pharma Solutions, LLC, with a place of business at 14 Schoolhouse Road, Somerset NJ 08873 (“Catalent”).

RECITALS

A.Client and Catalent entered into the Agreement, pursuant to which Catalent performs Services as requested by Client from time to time;

C.Client and Catalent mutually desire to amend the Agreement as set forth below;

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the Parties agree as follows:

1.Recitals.  The definition of Catalent set out in the Recital shall be reworded to now refer to Catalent Pharma Solutions, its subsidiaries and affiliates.  For the purposes of this Agreement, as amended, the term “Affiliates” shall mean, with respect to Client, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with Client; and with respect to Catalent, Catalent Pharma Solutions, Inc. (“CPS, Inc.”) and any corporation, firm, partnership or other entity controlled by CPS, Inc.  For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of an entity or any other comparable equity or ownership interest.

2.Definitions.  Capitalized terms used and not otherwise defined in this Amendment 3 shall have the meanings assigned to them in the Agreement.  For clarity, the term “Agreement” as used in the Agreement and herein shall mean the Agreement as amended hereby.

3.Pursuant to Section 2.3 of the Agreement, the Agreement is hereby amended to add the following:

•

"Attachment D (the “Product Maintenance Services and Other Related Services”), – Fees table hereby defines Payable [**].  For avoidance of doubt, Product maintenance Services Fees of $[**] shall be payable [**] for the period covering [**].

4.No Other Variation.  Except as expressly provided in this Amendment, all the terms, conditions and provisions of the Agreement (including the rights, duties, liabilities and obligations of the Parties thereunder) remain in full force and effect, and shall apply to the construction of this Amendment.

5.Entire Agreement.  This Amendment 3 and the Agreement, including its attachments, constitute the entire agreement between the Parties relating to the subject matter hereof and thereof, and may not be varied except in writing signed by a duly authorized representative of each Party.

6.Counterparts.  This Amendment 3 may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Amendment 3 effective as of the Amendment 3 Effective Date.

Catalent Pharma Solutions, LLC		Kala Pharmaceuticals, Inc

By:	/s/ Bill Hartzel	By:	/s/ Vin Kosewski
Name:	Bill Hartzel	Name:	Vin Kosewski
Title:	13-Dec-2020	Title:	15-Dec-2020